UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 13, 2013

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York	1-35724	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  845-986-8080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                               Entry into a Material Definitive Agreement

On March 13, 2013, Warwick Valley Telephone Company (the “Company”) entered into an employment agreement with its President and Chief Executive Officer, David J. Cuthbert (the “Employment Agreement”).  The Employment Agreement has a three-year term (the “Initial Term”) and will automatically renew for successive one-year periods unless Mr. Cuthbert or the Company gives written notice of nonrenewal to the other at least 60 days before the expiration of the then current term.

Upon execution of the Employment Agreement, Mr. Cuthbert became entitled to a signing bonus of $200,000, to be paid in four equal installments on a quarterly basis, with the first installment paid by March 30, 2013, the second installment to be paid by June 30, 2013, the third installment payment to be paid by September 30, 2013, and the final installment payment to be paid by December 31, 2013.

The Employment Agreement also provides for the grant of the following equity awards, which were granted to Mr. Cuthbert on March 13, 2013: (1) 150,000 restricted shares of the Company’s common stock (of which 50,000 shares will vest on each of the first, second and third anniversaries of the date of grant); and (2) a stock option to purchase 75,000 shares of the Company’s outstanding common stock (all 75,000 shares of which were fully vested on the date of the grant).   Both the restricted stock and stock option awards were made pursuant to the Company’s shareholder-approved equity incentive plan.

Under the Employment Agreement, Mr. Cuthbert will receive an annual base salary of $375,000, subject to annual increases at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Base Salary”).  Mr. Cuthbert is also entitled to receive an annual bonus in accordance with the applicable bonus metric approved by the Company’s Board of Directors and based on a target tied 50% to the Company’s budgeted performance and the remaining 50% awarded at the discretion of the Board, but not to exceed 200% of the Base Salary.  Mr. Cuthbert is also eligible for participation in the Company’s long-term incentive and other equity incentive plans that are generally available to the Company’s other executives, as well as the Company’s 401(k) savings plan and any health and welfare plans made available to other similarly situated executives.

If the Employment Agreement is terminated by the Company without cause or Mr. Cuthbert resigns for good reason, the Company is required to make the following payments and benefits to Mr. Cuthbert: (1) his Base Salary for the greater of the unexpired portion of the Initial Term and twelve (12) months, which is payable over 12 months in accordance with the Company’s standard payroll practices; (2) any unpaid annual bonus earned in the prior employment year and his target annual bonus in the year the termination occurs, pro-rated to his date of termination; (3) continuation of Mr. Cuthbert’s health and welfare benefits for the greater of the unexpired portion of the Initial Term and 12 months; and (4) the accelerated vesting of any outstanding equity awards.  If the Employment Agreement is terminated by the Company without cause within 24 months following a change in control, the Company is required to make the following payments and benefits to Mr. Cuthbert: (1) his Base Salary for the greater of the unexpired portion of the Initial Term and 18 months, which is payable over 12 months in accordance with the Company’s standard payroll practices; (2) any unpaid annual bonus earned in the prior employment year and his target annual bonus in the year termination occurs, pro-rated to the date of termination; (3) continuation of Mr. Cuthbert’s health and welfare benefits for the greater of the unexpired portion of the Initial Term and 18 months; and (4) the accelerated vesting of any outstanding equity awards.

Under the Employment Agreement, Mr. Cuthbert will be prohibited from competing with the Company in specified areas and from soliciting the Company’s customers for twelve (12) months after the termination of the Employment Agreement.  Further, under the Employment Agreement, Mr. Cuthbert may not disclose any confidential information regarding the Company during the term of or after the termination of the Employment Agreement.

The Employment Agreement between Mr. Cuthbert and the Company supersedes a prior employment agreement between them.

The above summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: March 19, 2013	By:	/s/ Jennifer M. Brown
Jennifer M. Brown
Executive Vice President, Chief Administrative Officer and Corporate Secretary